Exhibit 99.1

[CURAGEN LOGO HERE]

Contact:

Fred Aslan, M.D.

faslan@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

Results of CuraGen’s CR002 Study Demonstrating Activity in an Animal Model of Nephritis Published in the Journal of the American Society of Nephrology

- Additional Pipeline Progress Announced with Patient During Initiation for CG53135 Phase I Trial -

New Haven, CT – September 4, 2003 – CuraGen Corporation (NASDAQ: CRGN), a genomics-based pharmaceutical company, today announced that the results of a study on CR002, the Company’s leading fully human preclinical antibody, were published in the September 2003 edition of the Journal of the American Society of Nephrology. The study results, which were presented at the World Congress of Nephrology meeting, demonstrated the antibody’s activity in an animal model of nephritis, or kidney inflammation. Progress on CR002 continues to validate CuraGen’s approach and demonstrates that the Company’s broad portfolio of therapeutics based on novel targets from the human genome may produce a more predictable foundation for drug development.

The research was conducted by CuraGen’s scientists and their colleagues from Abgenix, Inc. (NASDAQ: ABGX) and the University of Aachen, Germany. The manuscript is titled “A Fully Human Monoclonal Antibody (CR002) Identifies PDGF-D as a Novel Mediator of Mesangioproliferative Glomerulonephritis,” and can be accessed online at http://www.jasn.org/.

The findings are the result of a study designed to investigate the functional role of CR002, a preclinical fully human PDGF-D-specific neutralizing monoclonal antibody generated with XenoMouse® technology, in reducing glomerular mesangial cell proliferation. CR002, a fully human antibody that CuraGen has the rights to develop from its collaboration with Abgenix, was shown to reduce mesangial cell proliferation in an anti-Thy 1.1 nephritis animal model. Furthermore, these data show that PDGF-D is over expressed in mesangioproliferative states and can act as an auto-, para-, or even endocrine glomerular cell mitogen, indicating that antagonism of PDGF-D may represent a novel therapeutic approach to treat kidney inflammation.

“Following upon the recent award CR002 was granted at the World Congress of Nephrology meeting in June, we are pleased that results from this preclinical study have now been peer-reviewed and published in one of the leading journals devoted to the field of nephrology,” stated Timothy M. Shannon, M.D., Senior Vice President of Research and Development and Chief Medical Officer of CuraGen. “CR002 is a potential drug having a novel mechanism of action to treat patients with kidney disease. CuraGen continues to focus on rapidly advancing the Company’s preclinical assets that are the most promising based on biology, intellectual property, and expected quickest path to the clinic,” added Dr. Shannon.

CuraGen selected CR002 for development from the Abgenix collaboration, and CuraGen has the right to develop this candidate across all disease areas. In addition to CR002, CuraGen’s broad pipeline of drugs derived from novel targets from the human genome includes: 14 priority fully human monoclonal antibodies against separate genomic targets, which CuraGen has designated as priority as part of the Company’s collaboration with Abgenix; 17 distinct novel protein therapeutics that are being developed by CuraGen on its own; and nine small molecule projects to treat obesity and diabetes, in collaboration with Bayer, which are beyond high throughput screening. These development status figures are as of the close of the second quarter of 2003.

In addition to CR002, for which CuraGen expects to initiate Phase I clinical trials in 2004, the Company continues to make progress across its portfolio. Patient dosing for CG53135, CuraGen’s leading novel protein therapeutic, has begun as part of a Phase I clinical trial and the Company expects to initiate Phase II trials for this molecule in 2004, further validating CuraGen’s approach. CG53135 was originally discovered at CuraGen and is being evaluated as a potential treatment for oral mucositis, which is a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy.

Background on Kidney Inflammation

IgA nephropathy, diabetic nephropathy, and lupus nephritis are forms of kidney inflammation, also known as nephritides. These conditions are typically characterized by glomerular mesangial cell proliferation and extracellular matrix accumulation that can sometimes lead to kidney failure and the eventual need for dialysis or kidney transplantation. This condition reduces the quality of life for patients, as there are currently no approved therapies to specifically treat this disease.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a broad pipeline of novel protein, antibody, and small molecule therapeutics in the areas of obesity and diabetes, oncology, inflammation, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered novel genes from the human genome that are believed to play a role in several important mechanisms underlying disease, including peripheral metabolism, cell proliferation, and angiogenesis. CuraGen has established broad development alliances and its experienced preclinical and clinical teams are rapidly advancing the Company’s broad pipeline of novel products. CuraGen’s expertise in genomics and bioinformatics is now being used to help predict efficacy and safety in clinical trials and to prioritize drug candidates with the highest chance of reaching the market. CuraGen’s technology and expertise have been used by more than a dozen leading companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This press release may contain forward-looking statements including statements about the use of CR002 as a potential therapeutic for treating nephritis, or kidney inflammation; the ability of CR002 to reduce glomerular mesangial cell proliferation; the possibility that antagonism of PDGF-D may represent a novel therapeutic approach for the treatment of mesangioproliferative glomerulonephritides; our ability to bring CR002 into Phase I clinical trials next year; our expectation that we will initiate Phase II trials for CG53135 in 2004; our ability to rapidly advance the Company’s most promising preclinical assets; and the ability of our portfolio of products to produce a stronger foundation for drug development and to address major unmet medical needs. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: our ability to apply proprietary genomic technologies to understand the molecular basis of disease and develop the next generation of therapeutic products for important diseases, our ability to develop pharmaceutical products with greater efficacy and fewer side effects and increase the probability that the most appropriate drugs will be administered to patients, our ability to generate data and information that will help the pharmaceutical industry to significantly reduce the time and cost of drug development, our expectation that we will incur operating losses in the near future, the early stage of development of our products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties and adverse results relating to our ability to obtain regulatory approval for our products in development, uncertainties surrounding the availability of additional funding, our reliance on research collaborations and strategic alliances, the actions of competitors, the development of competing technologies, our ability to protect our patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

- ### -